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                      EXHIBIT 11 -- CORUS BANKSHARES, INC.
                       COMPUTATION OF NET INCOME PER SHARE


                                                            Three Months Ended
                                                                  March 31
     (In thousands, except per share data)                    2001       2000
                                                            --------  ---------

Denominator for basic earnings per share - average common
  shares outstanding                                         14,143    14,369
Dilutive common stock options                                   211        20
                                                            -------   -------
Denominator for diluted earnings per share                   14,354    14,389
                                                            =======   =======

Numerator:  Net income attributable to common shares        $14,222   $11,570

Net income per share:
  Basic                                                     $  1.01   $  0.81
  Diluted                                                      0.99      0.80



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